Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
June 28, 2011	CONTACT:	John M. Mendez
(276) 326-9000

First Community Bancshares, Inc. Announces Subsidiary Charter Change

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) (the “Company”) today announced that effective with the close of business June 28, 2011, its wholly-owned banking subsidiary will become a Virginia state-chartered banking institution.  The Company’s banking subsidiary will operate under the name First Community Bank.  The change to a state charter will not affect our operations or products and customers will receive the same excellent service  they have come to know with the First Community family of companies.  The bank subsidiary will continue to operate as a Federal Reserve Bank member in the Fed Fifth District.  The move does not affect FDIC insurance coverage.  All customers will receive the full FDIC coverage they enjoyed with the former national association.

Commenting on the change, Chief Executive Officer John M. Mendez said, “We are very pleased to align our primary bank regulation with the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond, both of which are based here in our home state of Virginia.  Operating as a state bank, we will be in a position to deliver our full suite of financial offerings  in an efficient, progressive, and discerning regulatory environment.”

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.24 billion financial holding company and is the parent company of First Community Bank, which operates through fifty-six locations in the four states of Virginia, West Virginia, North Carolina, and Tennessee.  First Community Bank offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice.  The Company’s Wealth Management Division managed assets with a market value of $893 million at March 31, 2011.  The Company is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates ten offices.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.